                                                                      Exhibit 12


                      Mitchell Energy & Development Corp.
               Computation of Ratio of Earnings to Fixed Charges
                         (dollar amounts in thousands)



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


                                                                                                         3 Months
                                                          Fiscal Year Ended January 31                     Ended
                                             -----------------------------------------------------       April 30,
                                               1991       1992        1993       1994       1995           1995
                                             --------   --------    --------   --------   --------       ---------
EARNINGS
Pretax earnings (loss)  . . . . . . . . . .  $ 60,484   $ 73,188    $ 60,022   $ 47,376   $ 70,551        $ (4,808)
Add (Deduct):
  Previously capitalized interest
    charged against pretax earnings . . . .     8,776     14,887       9,545     11,552     22,158           2,364
  Losses of less-than-50%-owned persons . .        23         26          99         32      1,104             572
  Fixed charges (see below)   . . . . . . .    98,633     90,107      85,169     84,788     85,988          21,149
  Reverse effect of inclusion of interest
    capitalized in fixed charges  . . . . .   (44,253)   (37,460)    (34,161)   (33,956)   (33,011)         (7,803)
  Undistributed earnings of
    less-than-50%-owned persons   . . . . .   (11,690)   (10,521)    (10,305)    (3,594)      (914)         (1,081)
                                              -------    -------     -------    -------    -------         -------
                                             $111,973   $130,227    $110,369   $106,198   $145,876        $ 10,393
                                              =======    =======     =======    =======    =======         =======

FIXED CHARGES
Interest expense incurred
  Consolidated (a) (c)  . . . . . . . . . .  $ 92,874   $ 84,025    $ 77,451   $ 75,252   $ 71,570        $ 16,895
  50%-owned persons   . . . . . . . . . . .     3,670      3,284       4,609      6,236      7,912           2,421
  Less-than-50%-owned persons (b)   . . . .        -          -           -          -       3,032           1,033
                                              -------    -------     -------    -------    -------         -------
                                               96,544     87,309      82,060     81,488     82,514          20,349
Portion of rental expense
  representing interest (d)   . . . . . . .     2,089      2,798       3,109      3,300      3,474             800
                                              -------    -------     -------    -------    -------         -------
                                             $ 98,633   $ 90,107    $ 85,169   $ 84,788   $ 85,988        $ 21,149
                                              =======    =======     =======    =======    =======         =======

RATIO OF EARNINGS TO FIXED CHARGES  . . . .      1.14       1.45        1.30       1.25       1.70              -
                                              =======    =======     =======    =======    =======         =======
ADDITIONAL EARNINGS NECESSARY
  TO BRING RATIO TO 1.0X  . . . . . . . . .  $     -    $     -     $     -    $     -    $     -         $ 10,756(e)
                                              =======    =======     =======    =======    =======         =======

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(a) Consists of interest expense as reported in consolidated statements of earnings and interest expense related to finance operations which is reported as costs and expenses in the consolidated statements of earnings.
(b) At April 30, 1995, the Company had an outstanding guaranty covering $58,667,000 of indebtedness of Belvieu Environmental Fuels (BEF), a 33.33%-owned entity, under which it could be required to perform at some future date. Because of this, interest expense attributable to the Company's share of BEF's debt (all of which was capitalized by BEF) has been included in the fixed charges of the Company.
(c) At April 30, 1995, the Company had outstanding guaranties of approximately $22,600,000 of indebtedness of less-than-fifty percent owned partnerships (other than BEF) and approximately $4,400,000 of indebtedness of unaffiliated, nonprofit institutions under which it has not been, nor is it expected that it will be, required to perform. Fixed charges related to these outstanding borrowings, estimated at approximately $500,000 for the three-month period ended April 30, 1995, have been excluded from the reported fixed charges.
(d) Represents one-third of rental expense under operating lease agreements.
(e) This shortfall occurred principally because of the recording during this period of $20,200,000 in personnel cost reduction program charges, a large portion of which is expected to be recovered over the remainder of fiscal 1996. Absent these charges, the ratio of earnings to fixed charges for this period would have been 1.45.